Exhibit 23.5

Greenfire Resources Ltd. (the “Company”)

Bow Valley Square 2, Suite 1900

205 - 5th Avenue SW

Calgary, AB

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use and reference to our name under the caption “Experts” in the Post-Effective Amendment to the Registration Statement No. 333-275129 on Form F-1 of Greenfire Resources Ltd., filed with the United States Securities and Exchange Commission, and any amendments thereto (the “Registration Statement”),and to the filing of our reports auditing the Company’s reserves data as of December 31, 2023, December 31, 2022 and December 31, 2021.

Yours truly,

McDaniel & Associates Consultants Ltd.

/s/ Jared W. B. Wynveen
Jared W. B. Wynveen, P.Eng
Executive Vice President

Calgary, Alberta

April 30, 2024

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary, AB, T2P 1G1 Tel: (403) 262-5506 www.mcdan.com